Exhibit 5.1

KPMG LLP Chartered Professional Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax (604) 691-3031 Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Endeavour Silver Corp. (the “Entity”)

We consent to the use of our report dated February 28, 2023 on the consolidated financial statements of the Entity, which comprise the consolidated statements of financial position as of December 31, 2022 and December 31, 2021, the related consolidated statements of comprehensive earnings (loss), changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes, and our report dated February 28, 2023 on the effectiveness of internal control over financial reporting as of December 31, 2022, which are incorporated by reference in this Registration Statement on Form F-10 dated June 16, 2023 of the Entity.

//s// KPMG LLP

Chartered Professional Accountants

June 16, 2023

Vancouver, Canada

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.  KPMG Canada provides services to KPMG LLP.